AMENDMENT NO. 1
                                       TO
                                    AGREEMENT

     This Amendment No. 1 ("Amendment") to that certain Agreement by and between Shoe Carnival, Inc. ("Shoe Carnival") and David H. Russell ("Russell") dated May 28, 1997 (the "Agreement") is entered into as of the 8th day of December, 1997 by and between Shoe Carnival and Russell.

      Whereas, Shoe Carnival and Russell wish to make certain revisions to the Agreement pursuant to this Amendment; and

      Whereas, the parties wish the Agreement to continue in full force and effect except as modified in this Amendment;

      NOW THEREFORE, in consideration of the premises and the covenants contained herein and in the Agreement, the parties hereto agree as follows:

             1. Paragraph 4 of the Agreement is deleted in its entirety and in lieu thereof the following Paragraph 4 is inserted:

                     4. Restrictive  Covenants.  Russell  acknowledges  that the consulting services he is to render pursuant to this Agreement are of a special and unusual character with a unique value to Shoe Carnival, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Shoe Carnival of the services that Russell is to provide pursuant to this Agreement, because of the confidential information to be obtained by or disclosed to Russell, and as a material inducement to Shoe Carnival to enter into a consulting arrangement with Russell and to pay Russell the compensation provided for in Paragraph 3, Russell covenants and agrees as follows:

                     (a) Noncompetition. Russell agrees that during the Consulting Term and for a period of 24 months after the end of the Consulting Term, he will not, directly or indirectly, whether as an owner, stockholder (except as the holder of 5% or less of the stock of a publicly-held corporation), director, officer, partner, employee, consultant, or otherwise, compete or assist a third party in competing with Shoe Carnival in the retail footwear industry within a radius of 75 miles from Evansville, Indiana, without the prior written approval of Shoe Carnival. *

                     (b) Extension of Restrictions. If a court of competent jurisdiction finds that Russell has violated any of the noncompetition restrictions set forth in this Paragraph 4, then the parties agree that all such restrictions set forth in this Paragraph 4 automatically shall be extended by the number of days that a court determines Russell to have been in violation of such restrictions.

                     (c) Confidential Information. As used in this Agreement, the term "Confidential Information" means any and all of Shoe Carnival's trade secrets, confidential proprietary information, and all information and data that is not generally known to third persons not associated with Shoe Carnival and/or that provides Shoe

             Carnival with competitive advantages. The parties agree that Confidential Information shall not cease to be Confidential Information for purposes of this Agreement simply because another individual with a duty to maintain the confidentiality of the Confidential Information discloses it in violation of that duty. Russell hereby agrees that he will not at any time after termination of his employment with Shoe Carnival use or disclose to any others any of the Confidential Information, except as authorized in writing by Shoe Carnival. Russell agrees that Shoe Carnival owns all of the Confidential Information and Russell has no rights, title, or interest in any of the Confidential Information. Russell agrees that upon the termination of his employment with Shoe Carnival on May 1, 1997, he shall surrender promptly to Shoe Carnival any and all trade secrets, internal memoranda, and other documents in his possession disclosing any Confidential Information.

                     (d) Covenant Not To Raid  Employees.  During the Consulting
             Term and for a period of 24 months after the end of the Consulting Term, Russell agrees that he will not, directly or indirectly, employ, solicit for employment or advise or recommend to any other person that such person employ, or solicit for employment, any individual now or hereafter employed by Shoe Carnival so long as such individual is employed by Shoe Carnival or any of its affiliates; nor induce or entice any such employee to leave his or her employment with Shoe Carnival or any of its affiliates; nor adversely interfere with any relationships between Shoe Carnival and any of its past, present or prospective employees.

                     (e) Remedies and Enforcement. Russell acknowledges that any violation of this Paragraph 4 by him will cause irreparable damage to Shoe Carnival, that such damage will be incapable of precise measurement, and that, as a result, Shoe Carnival will not have an adequate remedy at law to redress the harm that such violation will cause. Therefore, in addition to any other rights or remedies Shoe Carnival may have as a result of the violation of this Paragraph 4 by Russell, Russell agrees that Shoe Carnival shall be entitled to injunctive relief, including but not limited to temporary restraining order and preliminary and permanent injunction, to restrain any violation of this Paragraph 4 by Russell. Russell hereby agrees and consents that such injunctive relief may be entered in any state or federal court of record in Vanderburgh County, Indiana, or in the state and county in which such violation may occur, or in any other court having jurisdiction, at the election of Shoe Carnival, without security. Russell agrees and hereby does submit to personal jurisdiction before each and every such court for that purpose. In addition to any other relief to which it shall be entitled, Shoe Carnival shall be entitled to recover from Russell the costs and reasonable attorneys' fees incurred by Shoe Carnival in seeking enforcement of this Paragraph 4 or relief from any violation by Russell of this Paragraph 4.

             2. Except for the above changes to Paragraph 4, the remaining provisions of the Agreement are not modified, and the Agreement as amended by this Amendment shall continue in full force and effect.

      In witness whereof, the parties hereto have executed this Amendment, as of the day and year set forth above.

                                                     Shoe Carnival, Inc.


                                                     By:  /s/ Mark L. Lemond
                                                          Mark L. Lemond
                                                          President and CEO


                                                          /s/ David H. Russell
                                                          David H. Russell




* This paragraph is intended to apply to the operation of footwear stores within 75 miles of Evansville, Indiana. It shall not prohibit the maintenance by Russell of administrative offices and warehousing for footwear business within the 75 mile radius.